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                                  EXHIBIT 4.1

                               U.S. VISION, INC.
                      NONSTATUTORY STOCK OPTION AGREEMENT
                             DATED NOVEMBER 7, 1995







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                             STOCK OPTION AGREEMENT


         THIS STOCK OPTION AGREEMENT (the "Agreement"), is entered into this 7th day of November, 1995, by and between U.S. VISION, INC., a Pennsylvania corporation (the "Company"), and DAVID TRACY (the "Optionee").

                              W I T N E S S E T H:

         WHEREAS, the Company has determined to grant the Optionee options to purchase shares of the Company's common stock, $10.00 par value, pursuant to the Company's 1995 Director Stock Option Plan and upon the terms and conditions herein contained;

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Optionee hereby agree with each other as follows:

         1. Grant of Option; Vesting; Term. Subject to the terms and conditions set forth herein, the Company hereby grants to the Optionee the right to purchase (the "Options"), at a price of $250.00 per share (the "Strike Price"), up to, but not exceeding in the aggregate, and subject to reduction as provided below, 250 shares of the common stock, $10.00 par value, of the Company (the "Common Stock"). The number of shares of Common Stock that Optionee is entitled to purchase pursuant to the Options shall be reduced from 250 to that number that makes the "Spread" be equal to the "Vested Amount," which shall be the dollar amount determined as provided in the second paragraph of this Section 1. The Spread shall be equal to the number of shares that may be bought pursuant to the Options, multiplied by the difference between (A) the Strike Price and
(B) either (i) the gross per share offering price of Common Stock offered in the first "Public Offering" (which shall mean an offering of Common Stock pursuant to a registration statement filed under the Securities Act of 1933) occurring after the date of this letter or (ii) if the Company is sold by merger or purchase of substantially all assets, or if stock representing 20 percent or more of the Common Stock outstanding (on a fully diluted basis) is sold in a single transaction, prior to a Public Offering, the dollar amount or value of the consideration per share received by the Company's stockholders in such sale. (Such a Public Offering or sale of the Company or of Common Stock shall be referred to hereafter as a "Triggering Transaction.")

         The Vested Amount shall initially be $62,500. On November 1, 1995 and on the first day of each month thereafter through December 1, 1996, the Vested Amount shall increase by $6,250, up to a maximum of $150,000. Upon the occurrence of a Triggering Transaction prior to December 1, 1996, the Vested Amount shall increase to $150,000, and there shall be no monthly increase in the Vested Amount thereafter. If the Optionee ceases to be a director of the Company prior to December 1, 1996 for any reason other than his death or disability, there shall be no further increases in the Vested Amount after the Optionee's ceasing to be a director. If the Optionee ceases to be a director of the Company prior to December 1, 1996 because of his death or disability, the Vested Amount shall thereupon increase to $150,000, and there shall be no monthly increases in the Vested Amount thereafter.

         The Options become exercisable 180 days after a Triggering Transaction, if the Triggering Transaction is a Public Offering, and on the date of the Triggering Transaction, if the Triggering Transaction is not a Public Offering. The Options shall remain exercisable until 5:00 p.m. (New Jersey time) on the fifth anniversary of the date of this letter. Any Options that you have not exercised by such fifth anniversary or, if later, 5:00 p.m. (New Jersey time) on the 181st day after a Triggering Transaction, shall become void at such time.


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         2. Manner of Exercise. The right and option granted hereunder shall be exercised by delivering to the Company a written notification specifying the number of shares that the Optionee desires to purchase and the address to which the certificates for such shares are to be mailed, together with payment of the option price either in cash or in shares of Common Stock. If the Optionee pays the option price in cash, such payment shall be made by personal check, bank cashier's check, or money order, payable to the order of the Company for an amount equal to the option price of such shares. If the Optionee pays the Option Price in shares of Common Stock, the Optionee shall deliver to the Company certificates, duly endorsed or accompanied by an appropriate stock power, representing the number of shares that, when multiplied by the "Fair Value" per share of Common Stock, equals the option price. The "Fair Value" per share shall be either (i) if Common Stock is traded on NASDAQ or a national exchange, the closing trading price per share on the day prior to the date of the notice of exercise by the Optionee, or (ii) if Common Stock is not so traded, the price per share in the Triggering Transaction that caused the Options to become exercisable.

         3. Issuance of Shares. As promptly as practical after receipt of such written notification and payment and receipt of such evidence of intent to acquire for investment as may be required by the Company, the Company will deliver to the Optionee certificates for the number of shares with respect to which such option has been so exercised, issued in the Optionee's name; provided that such delivery shall be deemed effected for all purposes when a stock transfer agent of the Company shall have deposited such certificates in the United States mail, postage prepaid, addressed to the Optionee, at the address specified pursuant to paragraph 2 hereof.

         4. Death of Optionee. Upon the death of the Optionee, such Optionee's executors, administrators, or any person or persons to whom this option may be transferred by will or by the laws of descent and distribution, shall have the right to exercise the option granted hereunder at such times that the option would have been exercisable by Optionee.

         5. Executors, Administrators, Etc. Whenever the word "Optionee" is used in any provision of this Agreement under circumstances where the provisions should logically be construed to apply to the executors, administrators or the person or persons to whom the option may be transferred by will or by the laws of descent and distribution, the word "Optionee" shall be deemed to include such person or persons.

         6. Option Not Transferable. Except as otherwise provided in paragraphs 4 and 5, this option may not be assigned or transferred, in whole or in part, by the Optionee, and any attempt to assign or transfer this option shall be void and of no effect.

         7. Optionee Not a Stockholder. The Optionee shall not be deemed for any purpose to be a stockholder of the Company in respect of any shares as to which this option shall not have been exercised, as herein provided, and, with respect to any shares as to which this option shall have been exercised, not until such shares shall have been issued to the Optionee by the Company hereunder and, if applicable, any check for payment of such shares shall have cleared the bank.

         8. Certain Rights of Company Not Impaired. The existence of this option shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

         9. Protection Against Dilution. The shares with respect to which this option is granted are shares of the Common Stock of the Company as presently constituted, but if, and whenever, prior to the delivery by the Company of all the shares of the Common Stock with respect to which this option is granted,


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the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the Common Stock outstanding, without receiving or paying compensation therefor in money, services or property, then
(a) in the event of an increase in the number of such shares outstanding, the number of shares of Common Stock then remaining subject to option hereunder shall be proportionately increased, and the cash consideration payable per share shall be proportionately reduced, but not below the par value of the Common Stock; and (b) in the event of a reduction in the number of such shares outstanding, the number of shares of Common Stock then remaining subject to option hereunder shall be proportionately reduced, and the cash consideration payable per share shall be proportionately increased.

         10. Merger or Consolidation. If, prior to the earlier of the date the Options granted pursuant to this Agreement are exercised or this Agreement terminates in accordance with its terms, the Company merges or consolidates with, or is merged into, another entity regardless of whether the Company is the surviving entity in such merger, or if the Company liquidates or dissolves, then the Optionee shall be entitled to receive upon a subsequent exercise of this option pursuant to the terms of this Agreement, at no additional costs (subject to any required action by stockholders) in lieu of the number of shares as to which this option shall then be so exercisable, the number and class of shares of stock or other securities or cash or other property to which the Optionee would have been entitled pursuant to the terms of the agreement of merger or consolidation, or pursuant to such liquidation or dissolution, if the Optionee had been the holder of record of a number of shares of Common Stock of the Company equal to the number of shares as to which such option shall be so exercised.

         11. Sale of Stock by Company. Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for fair value in cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to this option.

         12. Compliance with Laws. Notwithstanding any of the provisions hereof, the Optionee hereby agrees that he will not exercise the option granted hereby, and that the Company will not be obligated to issue any shares to the Optionee hereunder, if the exercise hereof or the issuance of such shares shall constitute a violation by the Optionee or the Company of any provisions of any law or regulations of any governmental authority. If, at any time specified herein for the issuance of shares to the Optionee, any law or regulation shall require either the Company or the Optionee to take any action in connection with the shares then to be issued, the issuance of such shares shall be deferred until such action shall have been taken. Any determination in this connection by the Company shall be final, binding and conclusive. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) (the "Act") or to take any other affirmative action in order to cause the exercise of the option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority. The certificates representing shares issued upon the exercise of this option shall bear an appropriate restrictive legend prohibiting transfer in the absence of registration or qualification under federal and state securities laws, or an exemption therefrom.

         13. No Obligation to Retain as Director. The grant of options hereunder shall not obligate the Company or its stockholders to continue to nominate or elect Optionee as a director of the Company, and the right of the Company not to nominate, and the right of the stockholders of the Company to remove or not to elect, Optionee as a director shall not be diminished or affected by reason of this Agreement.

         14. Registration. In the event of a Public Offering, the Company shall register with the Securities and Exchange Commission pursuant to the Act the Common Stock purchasable by Optionee pursuant to the Options, with such registration effective not later than the 181st day after the Public Offering.


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         15. Notices. Every notice or other communication relating to this
Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Optionee to the Company shall be addressed to the President of the Company and mailed or delivered to the Company at its principal business office at Glen Oaks Industrial Park, P.O. Box 124, Glendora, New Jersey 08029, and all notices or communications by the Company to the Optionee may be given to the Optionee personally or may be mailed to the Optionee at the address set forth below the Optionee's signature hereto. All notices hereunder shall be deemed given on the date given personally or on the second day following the date such notice is deposited in the United States mail in accordance with the provisions of this Agreement.

         16. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

         17. Headings. The headings in this Agreement are for purposes of reference only and shall not be considered in construing this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.


COMPANY:                            OPTIONEE:


U.S. VISION, INC.                   /s/ David Tracy
                                    --------------------
                                    DAVID TRACY


By: /s/ William A. Schwartz         Address for Notice:
    -------------------------       Home Innovations
    William A. Schwartz             295 5th Avenue, Room 1414
    Chief Executive Officer         New York, New York  10016